Exhibit 99.1
For Immediate Release

HAMPDEN BANCORP, INC. REPORTS THIRD QUARTER RESULTS AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. April 28, 2009. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and nine months ended March 31, 2009.

The Company had a net loss for the three months ended March 31, 2009 of $57,000, or $(0.01) per fully diluted share, as compared to a net profit of $305,000, or $0.04 per fully diluted share, for the same period in 2008. For the three month period ended March 31, 2009, net interest income increased by $353,000 compared to the three month period ended March 31, 2008. A partial offset to this increase was a net loss on the sales and write-downs of investment securities of $178,000, including a charge for other than temporary impairment of $184,000 on equity securities for the three month period ended March 31, 2009. There was also an increase in the provision for loan loss of $192,000 for the three months ended March 31, 2009 compared to the same period in 2008. The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, growth in the loan portfolio, and general economic conditions. There was an increase in non-interest expense for the three months ended March 31, 2009 of $546,000 compared to the same period in 2008. This increase was largely due to an increase in other general and administrative expenses of $192,000, which was mainly due to an increase in deposit insurance expense of $99,000, and an increase in salary and employee benefit expenses, including those related to the equity incentive plan, of $189,000. Income tax expense decreased $46,000 to $93,000 for the three months ended March 31, 2009.

Net income for the nine months ended March 31, 2009 was $180,000, or $0.03 per fully diluted share, as compared to $980,000, or $0.13 per fully diluted share, for the same period in 2008. For the nine month period ended March 31, 2009, net interest income increased by $867,000 compared to the nine month period ended March 31, 2008. A partial offset to this increase was a net loss on the sales and write-downs of investment securities of $329,000, including a charge for other than temporary impairment of $388,000 on equity securities for the nine month period ended March 31, 2009. There was also an increase in the provision for loan losses of $838,000 for the nine months ended March 31, 2009 compared to the same period in 2008. There was an increase in non-interest expense for the nine months ended March 31, 2009 of $1.5 million. This increase was largely due to an increase in salary and employee benefit expenses related to the equity incentive plan of $581,000, salary and employee benefit expenses, other than those related to the equity incentive plan, of $419,000, and other general and administrative expenses of $356,000 which was mainly due to an increase in deposit insurance expense of $271,000. Income tax expense decreased from $937,000 to $198,000 from the nine months ended March 31, 2008 to the nine months ended March 31, 2009. This decrease was partially due to a $350,000 adjustment in the nine months ended March 31, 2008 to the Company’s valuation reserve against the deferred tax asset established in connection with the Hampden Bank Charitable Foundation.

The Company’s total assets increased by $33.9 million, or 6.2%, from $543.8 million at June 30, 2008 to $577.7 million at March 31, 2009. Net loans, including loans held for sale, increased $23.9 million, or 6.6%, to $384.7 million at March 31, 2009. A partial offset to this increase was a decrease in securities available for sale of $3.0 million, or 2.4%, to $120.9 million at March 31, 2009.

Non-accrual loans totaled $5.8 million, or 1.00% of total assets, at March 31, 2009 compared to $4.8 million, or 0.89% of total assets, at June 30, 2008. There was an increase in residential mortgage non-accrual loans of $2.0 million, an increase in construction non-accrual loans of $1.1 million, an increase in commercial real estate non-accrual loans of $97,000, and an increase in consumer non-accrual loans of $263,000 at March 31, 2009. These increases were partially offset by a decrease in commercial non-accrual loans of $2.5 million at March 31, 2009. While non-accrual loans have increased during the period, our loan portfolio has not been affected by loans to sub-prime borrowers since the Company has not historically originated loans to these customers.

Deposits increased $50.8 million, or 15.3%, to $382.2 million at March 31, 2009 from $331.4 million at June 30, 2008. There were increases in time deposits of $22.8 million, increases in money market accounts of $20.2 million, increases in NOW accounts of $5.7 million, increases in savings accounts of $1.5 million, and increases in demand accounts of $447,000 from June 30, 2008 to March 31, 2009.

         Short-term borrowings, including repurchase agreements, increased $392,000, or 3.0%, to $13.6 million at March 31, 2009 from $13.2 million at June 30, 2008. Long-term debt decreased $17.9 million, or 18.7%, to $77.6 million at March 31, 2009 from $95.5 million at June 30, 2008.

The Company repurchased 397,493 shares of Company stock, at an average price of $10.03 per share, in the first and second quarters of fiscal 2009 pursuant to, and completion of, the Company’s Stock Repurchase Program announced in May 2008. The Company repurchased 11,930 shares of Company stock, at an average price of $8.89 per share, in the third quarter of fiscal 2009 in connection with the vesting of the restricted stock grants as part of our 2008 Equity Incentive Plan. The Company purchased these shares from the employee plan participants for settlement of tax withholding obligations. The Company also repurchased 1,065 shares of Company stock, at an average price of $9.05 per share, in the third quarter of fiscal 2009 pursuant to the Company’s second Stock Repurchase Program announced in January 2009. These repurchases contributed to an overall decrease in stockholders’ equity of $3.3 million, to $97.1 million at March 31, 2009, compared to $100.4 million at June 30, 2008. Our ratio of capital to total assets decreased to 16.8% as of March 31, 2009, from 18.5% as of June 30, 2008.

        According to Thomas R. Burton, President and CEO, “The Bank continues to grow deposits and loans at an unprecedented rate as new customers move to strong, well capitalized, community banks like Hampden.  Deposits have grown at an annualized rate of 15.3%, while loans have grown 6.6%.  Although residential loan originations are extraordinarily robust, the Bank has chosen not to retain these loans in portfolio due to the historically low interest rates and the long duration of these loans.  However, servicing rights will be retained on all loans written.   Earnings are not as strong as we would like due in part to an increase in the provision for loan losses, an increase in employee benefit costs associated with the equity incentive plans, a significant increase in FDIC insurance premiums, and the recognition of losses on equity securities considered to be other than temporarily impaired.  Many of these factors are related to the difficult economic conditions we are presently experiencing.”

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on May 28, 2009, to shareholders of record at the close of business on May 13, 2009.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	At March 31,	At June 30,
	2009	2008
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$ 577,719	$ 543,832
Loans, net (a)	384,680	360,773
Securities	120,912	123,892
Deposits	382,166	331,441
Short-term borrowings, including repurchase agreements	13,615	13,223
Long-term debt	77,592	95,477
Total Stockholders' Equity	97,069	100,448
(a) Includes loans held for sale of $921,000 at March 31, 2009, and $895,000 at June 30, 2008.

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including loan fees	$ 6,914	$ 7,156	$ 21,220	$ 21,920
Interest expense	2,948	3,543	9,467	11,035
Net interest income	3,966	3,613	11,753	10,885
Provision for loan losses	300	108	1,112	274
Net interest income after provision for loan losses	3,666	3,505	10,641	10,611
Non-interest income	716	560	1,978	1,671
Gain (loss) on sales and write-downs of securities, net	(178)	1	(329)	59
Non-interest expense	4,168	3,622	11,912	10,424
Income before income tax expense	36	444	378	1,917
Income tax expense	93	139	198	937
Net income	$ (57)	$ 305	$ 180	$ 980

Basic earnings per share	$ (0.01)	$ 0.04	$ 0.03	$ 0.13
Basic weighted average shares outstanding	6,724,052	7,351,698	6,861,971	7,346,560

Diluted earnings per share	$ (0.01)	$ 0.04	$ 0.03	$ 0.13
Diluted weighted average shares outstanding	6,724,052	7,359,379	6,889,478	7,349,796

	At March 31,	At June 30,
	2009	2008
Selected Ratios:	(unaudited)

Non-performing loans to total loans	1.51%	1.34%
Non-performing assets to total assets	1.07%	0.89%
Allowance for loan losses to non-performing loans	69.06%	71.56%
Allowance for loan losses to total loans	1.04%	0.96%